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                                                                    EXHIBIT 10.5

March 21, 2000

Mr. Dennis R. Farnsworth
5600 Lake Resort Terrace Drive
#236T
Chattanooga, TN 37415

Dear Dennis:

Quality Distribution, Inc. is pleased to make the following offer:

TITLE:            Senior Vice President, Finance

SALARY: Annual base salary of $165,000.00 to be reviewed annually, and upon promotion to Chief Financial Officer.

HIRE DATE:        April 2000.

VACATION:         Four (4) weeks per year.

CAR ALLOWANCE:    $638.00 per month, plus .15/mile driven in the month
                  provided the business miles exceed 1,000 per month.

BONUS: An annual cash bonus of approximately 40% of your base salary based on the Incentive Bonus Program.

SIGNING BONUS:    $35,000.00 signing bonus grossed up to cover your First
                  Quarter 2000 bonus at U.S. Xpress and miscellaneous relocation expenses. This amount will be paid within 30 days of your start date with the Company.

OPTIONS: You will be granted stock options of 5,000 shares of common stock in accordance with the Company's Stock Option Plan. An additional 5,000 options will be granted upon your promotion to Chief Finacial Officer, and an additional 5,000 options 18 months from the date you accept the position of Chief Financial Officer.


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Dennis R. Farnsworth
March 21, 2000
Page 3

Drug and Alcohol Policy:   A condition of this offer of employment is that you
                           read the attached Drug and Alcohol Policy. Please return the attached form of the policy titled
                           "Quality Distribution, Inc. Quality Carriers, Inc.
                           Drug and Alcohol Policy." You must attain a negative result after taking the drug screen test for new hires.

Dennis, we are excited about having you join the Quality Distribution organization.

Please acknowledge your acceptance of this offer by signing below and returning the document by fax to my attention at 8131630-2907.

Sincerely,

Thomas L. Finkbiner
Chief Executive Officer

TLF/air

cc:   Kenneth V. Eckhart,
      Managing Director
      Spencer Stuart



-----------------------------------------------          ------------------
      Accepted by Dennis R. Farnsworth                          Date


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Dennis R. Farnsworth
March 21, 2000
Page 2

RELOCATION EXPENSES:       The Company will cover all customary and reasonable
                           relocation expenses. Any amounts that cannot be deducted will be grossed up.

BENEFITS:                  You will be entitled to participate in any of the
                           Company's executive benefits.

TRAVEL: Travel in accordance with the current Company travel policy.

SEVERANCE:                 Your employment will commence as of the Hire Date and
                           continue until the second anniversary of the Hire
                           Date and year to year thereafter, unless either party provides written notice as least 90 days prior to the end of the term or the date of such termination. The
                           Company reserves the right to terminate your employment at any time with or without "cause" (as defined below) and you reserve the right to terminate your employment with "good reason" (as defined below), provided that if the Company terminates your employment without "cause" or you terminate your employment with "good reason" the Company will pay you (a) your then current base salary for one year after such termination and you shall be entitled during such time to the continuation of health, medical and other benefits. If the Company terminates your employment for "cause" or you terminate your employment other than for "good reason" you shall not be entitled to any further payments (except for any accrued but unpaid amounts due) or benefits, effective immediately upon such termination.

                           For purposes of this Employment Offer, "cause" means
                           (i) a good faith finding by the Board of Directors of the Company (or a committee thereof) of your failure to satisfactorily perform your assigned duties for the Company as a result of your material dishonesty, gross negligence or intentional misconduct, or (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you, to any crime involving moral turpitude or any felony. For purposes of this Employment Offer, "good reason" means a material diminution in your duties and responsibilities caused by the Company,a material breach by the Company of its compensation and benefit obligations under this Employment Offer, or an involuntary relocation by more than 50 miles from Tampa, Florida.